Exhibit 23.1


                    (Letterhead of Branden T. Burningham, Esq.)


May 5, 2004


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Alpine Air Express, Inc., a Delaware corporation (the "Registrant"), SEC File No. 000-27011, to be filed on or about May 10, 2004, covering the registration and issuance of 771,540 shares of common stock to participants in the Company's 2001 Equity Incentive Plan

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,



                                   /s/ Branden T. Burningham

cc:       Alpine Air Express, Inc.